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                                                                    EXHIBIT 5.1



                                December 23, 1998

HEARx Ltd.
1250 Northpoint Parkway
West Palm Beach, Florida 33407



Ladies and Gentlemen:

         We have acted as counsel to HEARx Ltd. (the "Company") in connection with the registration by the Company of up to 13,134,750 shares of the Company's common stock, par value $.10 per share (the "Shares"), issuable upon the conversion of 7,500 shares of the Company's 1998 Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock"), the exercise of certain warrants issued to purchasers of the Preferred Stock (the "Investor Warrants"), and the exercise of certain warrants issued to replace outstanding warrants previously issued in connection with the private placement of the Company's 1997 Convertible Preferred Stock and upon conversion of Company's Series B-1 Preferred Stock (collectively, the "Replacement Warrants" and together with the Investor Warrants and the Finder Warrants, the "Warrants"). A Registration Statement on Form S-3 (Registration No. 333-64571) under the Securities Act of 1933, as amended, covering the Shares, has been filed with the Securities and Exchange Commission.

         In connection herewith we have examined and relied as to matters of fact upon such certificates of public officials, such certificates of officers of the Company and originals or copies certified to our satisfaction of the Restated Certificate of Incorporation and Bylaws of the Company (each amended through the date hereof), proceedings of the Board of Directors of the Company and other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

         In rendering the following opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company. In addition, we have assumed that the certificate for the Shares conforms to the specimen thereof examined by us and has been duly registered and countersigned by the Company's transfer agent, assumptions which we are not independently verifying by inspection.

         Based on the foregoing, we are of the opinion that the Shares are duly and validly authorized and, when issued upon conversion of the Preferred Stock and exercise of the Warrants, in accordance with their terms, will be validly issued, fully paid and non-assessable.


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HEARx Ltd.
December 23, 1998
Page 2



         We hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form S-3 and to the use of our name under the caption "Legal Opinions" in the Prospectus filed as a part thereof.

                                 Very truly yours,

                                 /s/ Bryan Cave LLP

                                 Bryan Cave LLP